Exhibit 5.1

Simpson Thacher & Bartlett llp
425 lexington avenue new york, ny 10017-3954
telephone: +1-212-455-2000 facsimile: +1-212-455-2502

June 28, 2017

SeaWorld Entertainment, Inc. 9205 South Park Center Loop, Suite 400 Orlando, Florida 32819

Ladies and Gentlemen:

We have acted as counsel to SeaWorld Entertainment, Inc., a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (Registration No. 333-188010) (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registered 15,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), reserved for issuance under the SeaWorld Entertainment, Inc. 2013 Omnibus Incentive Plan (the “2013 Plan”). The Amendment reflects that a portion of the shares of Common Stock registered under the Registration Statement (7,079,237 shares of Common Stock, which were previously available for issuance under the 2013 Plan, plus the number of shares of Common Stock underlying any award granted under the 2013 Plan that expires, terminates or is canceled or forfeited for any reason whatsoever under the terms of the 2013 Plan) will become available for issuance under the Company’s 2017 Omnibus Incentive Plan, as approved by the Company’s shareholders on June 14, 2017 (the “2017 Plan”), pursuant to the terms of the 2017 Plan (such shares of Common Stock are referred to herein as the “Carryover Shares”).

We have examined the Amendment and the 2017 Plan, which has been filed with the Commission as an exhibit to the Amendment. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) when the Board of Directors of the Company (or a duly authorized committee thereof) has taken all necessary corporate action to authorize and approve the issuance of the Carryover Shares and (2) upon issuance and delivery in accordance with the 2017 Plan, the Carryover Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Amendment.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

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